UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 17, 2015 (June 12, 2015)
Commission File Number: 001-36261

CHC GROUP LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands	98-0587405
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
190 Elgin Avenue
George Town, KY1-9005
Cayman Islands
(Address of principal executive offices, including zip code)
(604) 276-7500
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
On June 12, 2015, CHC Cayman ABL Borrower Ltd. (the “ABL Borrower”), a wholly owned indirect subsidiary of CHC Group Ltd., entered into a Credit Agreement (the “ABL Credit Agreement”), among 6922767 Holding SARL, as Parent Guarantor (the “Parent Guarantor”), CHC Cayman ABL Holdings Ltd., as Holdings (“ABL Holdings”), the ABL Borrower, as Parent Borrower, the several banks and other financial institutions from time to time party thereto (the “ABL Lenders”), Morgan Stanley Senior Funding, Inc., as Administrative Agent (in such capacity the “Administrative Agent”), and BNP Paribas S.A., as Collateral Agent (in such capacity the “Collateral Agent”).
The ABL Borrower is and, at its option, certain ABL Borrower’s wholly owned direct or indirect subsidiaries may be a borrower under the ABL Facility (collectively, the “ABL Borrower Entities”). The ABL Facility provides for an asset-based revolving credit facility (the “ABL Facility”) in the amount of up to $145.0 million, subject to borrowing base availability. Amounts are available under the ABL Facility in U.S. dollars, Euro, or any other freely available currency reasonably requested by the ABL Borrower and acceptable to the Administrative Agent and each ABL Lender.
In addition, subject to certain terms and conditions, the ABL Borrower is entitled to request additional revolving credit commitments or term loans under the ABL Facility, which share in the borrowing base up to an amount such that the aggregate amount of ABL commitments and term loans under the ABL Facility does not exceed $405.0 million.
The “borrowing base” is defined in the ABL Credit Agreement as, at any time, the sum of (a) 75.0% of the aggregate fleet value of all eligible helicopter equipment owned by the ABL Loan Parties (as defined under the heading “—Guarantee; Security” below), plus (b) 75.0% of the amount of insurance proceeds expected as a result of an event giving rise to a total loss of helicopter equipment within the past 180 days, that would have been eligible helicopter equipment but for such total loss and that is covered by a liability policy with respect to which the Collateral Agent is named as additional insured, minus (c) customary availability reserves, minus (d) the outstanding principal amount of any term loans under the ABL Facility, plus (e) for purposes of establishing pro forma borrowing base availability for revolving credit loans under the ABL Facility to be used to finance the acquisition of helicopter equipment that will become eligible helicopter equipment following its acquisition by an ABL Loan Party, 75.0% of the aggregate fleet value of such helicopter equipment; provided that the advance rates in items (a), (b) and (e) will be reduced by (x) 5.0% per fiscal quarter beginning after June 12, 2017 and (y) an additional 5.0% per fiscal quarter beginning after June 12, 2019. The amount of the borrowing base under the ABL Facility was $0.0 as of June 12, 2015.
The final maturity date of the ABL Facility is June 12, 2020, subject to acceleration of maturity under certain circumstances. In addition, however, the ABL Credit Agreement provides the right for individual ABL Lenders to extend the maturity date of their commitments and loans upon the request of the ABL Borrower and without the consent of any other ABL Lender.
Interest Rates and Fees

The revolving credit loans under the ABL Credit Agreement bear interest, at the applicable ABL Borrower Entity’s election, at a rate per annum equal to (i) the rate for deposits in the currency of the applicable revolving credit loans, in the London interbank market (adjusted for maximum reserves) for the applicable interest period (subject to a floor of zero) (“LIBOR”) plus an applicable margin of 3.00% or 3.25% based on daily excess availability or (ii) in the case of loans denominated in U.S. dollars, the base rate, which is the highest of (x) the corporate base rate established by the Administrative Agent as its prime rate in effect at its principal office in New York City, (y) the overnight federal funds rate plus 0.50% and (z) one-month LIBOR plus 1.00%, plus an applicable margin of 2.00% or 2.25% based on daily excess availability. The ABL Facility bears a commitment fee of 0.375 or 0.50, subject to a pricing grid based on the average daily percentage utilized.
Prepayments
If, at any time, the aggregate amount of outstanding revolving credit loans exceeds the lesser of (x) the then applicable borrowing base and (y) the then total effective commitments under the ABL Facility, prepayments of the revolving credit loans will be required in an amount equal to such excess. The application of proceeds from mandatory prepayments shall not reduce the aggregate amount of loan commitments under the ABL Facility and amounts prepaid may be reborrowed, subject to availability and then effective commitments under the ABL Facility.
After the occurrence and the continuance of a Dominion Event (which is defined in the ABL Credit Agreement as (a) specified availability being less than 10.0%, or (b) upon the occurrence of one or more specified events of default or an event of default resulting from a failure to maintain a fixed charge coverage ratio of 1.35 to 1.00), in the case of each of clauses (a) and (b) for a period of five consecutive business days) and continuing until the date specified availability shall have been in excess of such thresholds in the definition of Dominion Event and no specified event of default has existed or been continuing for a period of 30 consecutive calendar days or, in the case of an event of default resulting from a failure to maintain a fixed charge coverage ratio of 1.35 to 1.00, no such event of default is continuing, substantially all amounts deposited in the ABL Loan Parties’ deposit accounts will be swept into a core concentration account controlled by the Administrative Agent, from which such amounts will be applied on a daily basis to the outstanding loan balances under the ABL Facility and certain other secured obligations then due and owing.
Voluntary reductions of the unutilized portion of the ABL commitments and prepayments of borrowings under the ABL Facility are permitted at any time without premium or penalty, subject to reimbursement of the ABL Lenders’ redeployment costs actually incurred in the case of a prepayment of adjusted LIBOR borrowings other than on the last day of the relevant interest period.
Guarantee; Security
All obligations under the ABL Facility are guaranteed, on an unsecured basis, by the Parent Guarantor, CHC Helicopter Holding S.à r.l. and CHC Helicopter S.A. and, on a secured basis, by ABL Holdings and each direct and indirect wholly owned restricted subsidiary of the ABL Borrower (other than certain excluded subsidiaries) that becomes a party from time to time to the Guarantee and Collateral Agreement entered into on June 12, 2015 among ABL Holdings, the ABL Borrower and certain of its subsidiaries from time to time party thereto, in favor of the Collateral Agent (the “ABL Subsidiary Guarantors” and, together with the ABL Borrower Entities, the “ABL Loan Parties”).
All obligations of ABL Holdings and the ABL Loan Parties are secured by a first priority perfected security interest in the capital stock of the ABL Borrower held by ABL Holdings, as well as by a first priority perfected security interest in the following property of the ABL Loan Parties: all present and after‑acquired accounts receivable; money (including cash); chattel paper; rights under contracts; deposit accounts; documents; equipment (including helicopter equipment); goods; general intangibles; instruments; intellectual property; inventory; investment property; letter of credit rights; fixtures; supporting obligations; commercial tort claims; books and records relating to, or arising from, any of the foregoing; a non-interest bearing cash collateral account in the sole dominion and control of the Collateral Agent; and, to the extent not otherwise included, demand deposit bank accounts, concentration accounts, insurance, airframe and engine warranties, modification contracts with respect to “green” helicopters, intercompany debt and capital stock held in subsidiaries, and the proceeds and products of any of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing, and subject to customary exceptions. Additionally, upon acquisition of a helicopter by any ABL Loan Party, such ABL Loan Party is required to grant a mortgage over such helicopter in favor of the Collateral Agent.
The ABL Facility generally does not require the security interest in deposit accounts owned by the ABL Borrower and its subsidiaries to be perfected by control, except for certain collection accounts into which certain helicopter lease rental payments are paid, if any, and certain “concentration” accounts into which cash is swept on a regular basis once collected.
Covenants, Representations and Warranties
The ABL Facility contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants are limited to the following: (a) in the case of the Parent Guarantor and its restricted subsidiaries, maintenance of a fixed charge coverage ratio of 1.35 to 1.00, and limitations on mergers, consolidations and amalgamations and sales of all or substantially all assets, dividends, distributions and other restricted payments, acquisitions (other than acquisitions of helicopter equipment), asset sales, changes in line of business, transactions with affiliates, investments and indebtedness and (b) in the case of the ABL Borrower and its restricted subsidiaries, limitations on negative pledge clauses and liens. The negative covenants are subject to customary exceptions and also permit acquisitions, investments, mergers, consolidations and amalgamations, asset sales, dividends, distributions and other restricted payments, and sales of all or substantially all assets involving subsidiaries upon satisfaction of a “payment condition.” The payment condition is deemed satisfied upon 30-day specified excess availability and specified availability exceeding agreed upon thresholds, and compliance with a fixed charge coverage ratio of 1.35 to 1.00, in each case on a pro forma basis after giving effect to the transaction for which the payment condition is being determined.
Events of Default
Events of default under the ABL Credit Agreement are limited to nonpayment of principal when due, nonpayment of interest or other amounts, violation of covenants, inaccuracy of representations or warranties in any material respect, cross payment default or cross acceleration to other material debt (other than financial indebtedness in connection with helicopter leases), cross default with respect to the certain financial maintenance covenants, certain bankruptcy or insolvency events, certain material monetary judgments, certain ERISA events, actual or asserted invalidity of material guarantees or security documents and a change of control, in each case subject to customary threshold, notice and grace period provisions.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2015
/s/ Russ Hill
                            Name:    Russ Hill                            Title: Authorized Signatory

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